Exhibit 2.44
Execution Version
Courtesy Translation
FLOATING LIEN PLEDGE AGREEMENT
This Floating Lien Pledge Agreement (Contrato de Prenda sin Transmisión de Posesión) is entered into on this 26 day of May, 2011 (this “Agreement”), by and between Satélites Mexicanos, S.A. de C.V., as pledgor (the “Pledgor”), Wells Fargo Bank, National Association, not in its individual capacity but solely in its capacity as Collateral Trustee pursuant to the Collateral Trust Agreement (as such terms are defined below), on behalf and for the benefit of the Secured Parties (as defined below), as pledgee (in such capacity, together with its successors and assigns, the “Pledgee”), in accordance with the following Recitals, Representations and Warranties and Clauses. Capitalized terms used in this Agreement which are not otherwise defined herein shall have the meaning ascribed to such terms in the Indenture (as defined below) or the Collateral Trust Agreement, as applicable.
Recitals
I. Original First Priority Mortgage. By means of public deed 37,729, dated November 30, 2006, granted before Mr. Erik Namur Campesino, Notary Public 94 for the Federal District, the Pledgor granted a first priority mortgage (the “Original First Priority Mortgage”) in favor of HSBC Bank USA, National Association, in its capacity as First Priority Collateral Trustee under that certain First Priority Collateral Trust Agreement for the benefit of the beneficiaries of the First Priority Collateral Trust Agreement (as such terms are defined in the Original First Priority Mortgage), on substantially all of the assets of the Pledgor, including, without limitation, certain concessions to occupy geostationary orbital slots allocated to Mexico and exploit their respective associated frequency bands (jointly, the “Orbital Concessions”), a concession to use and exploit certain real estate properties and their fixtures where the Pledgor’s satellite control centers are located (the “Property Concession”, and jointly with the Orbital Concessions, as amended, supplemented or modified from time to time, the “Existing Concessions”) (provided, that perfection of the Original First Priority Mortgage with respect to the Property Concession only was subject to obtaining the prior approval of the SCT (as defined below)), certain satellites property of the Pledgor (the “Existing Satellites”), all the fixed and movable property and equipment relating to the Existing Concessions, all accounts receivable, investment property, securities, stock, contracts, licenses, intellectual property and assets recorded on the books of the Pledgor. The Original First Priority Mortgage was recorded (i) with the Federal Telecommunications Registry of Mexico (the “Telecommunications Registry”) under record number 000366, dated February 26, 2007, and (ii) with the Public Registry of Commerce in the Federal District under commercial folio 226,109, dated March 15, 2007.

II. Original Second Priority Mortgage. By means of public deed 37,730, dated November 30, 2006, granted before Mr. Erik Namur Campesino, Notary Public 94 for the Federal District, the Pledgor granted a second priority mortgage (the “Original Second Priority Mortgage”) in favor of Wells Fargo Bank, National Association, in its capacity as Second Priority Collateral Trustee under that certain Second Priority Collateral Trust Agreement for the benefit of the beneficiaries of the Second Priority Collateral Trust Agreement (as such terms are defined in the Original Second Priority Mortgage), on substantially all of the assets of the Pledgor, including, without limitation, the Existing Concessions (provided, that perfection of the Original Second Priority Mortgage with respect to the Property Concession only was subject to obtaining the prior approval of the SCT), the Existing Satellites, all the fixed and movable property and equipment relating to the Existing Concessions, all accounts receivable, investment property, securities, stock, contracts, licenses, intellectual property and assets recorded on the books of the Pledgor. The Original Second Priority Mortgage was recorded (i) with the Telecommunications Registry under file 000367, dated February 26, 2007 and (ii) with the Public Registry of Commerce in the Federal District under commercial folio number 226,109, dated March 15, 2007.
III. Escrow Indenture. Pursuant to the escrow indenture dated May 5, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Escrow Indenture”) entered into by and between Satmex Escrow, S.A. de C.V., as escrow issuer (the “Escrow Issuer”), and Wilmington Trust FSB, as trustee (the “Trustee”), Escrow Issuer agreed to issue senior secured notes due 2017, for a maximum principal amount of up to US$325,000,000.00 (three hundred and twenty five million Dollars 00/100), in accordance with the terms and subject to the conditions set forth in the Escrow Indenture (as amended, amended and restated, supplemented, modified or exchanged from time to time, the “Notes”).
IV. Collateral Trust Agreement. Pursuant to the collateral trust agreement dated May 26, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Collateral Trust Agreement”) entered into by and among Wells Fargo Bank, National Association, as collateral trustee (in such capacity, the “Collateral Trustee”), the Pledgor, the Escrow Issuer, and the Guarantors set forth therein, the Collateral Trustee agreed to act as trustee for the benefit of the holders of the Notes with respect to any liens granted by the Pledgor and the Guarantors pursuant to the Indenture and any other Secured Debt Documents.
V. Release of Original First Priority Mortgage and Original Second Priority Mortgage. (i) By means of public deed 63,946, dated May 26, 2011, granted before Mr. Roberto Núñez y Bandera, Notary Public 1 for the Federal District, which first notarial instrument (primer testimonio) is pending to be registered with the Telecommunications Registry and the Public Registry of Commerce due to its recent issuance, the Original First Priority Mortgage was cancelled and terminated; and (ii) by means of public deed 63,946, dated May 26, 2011 granted before Mr. Roberto Núñez y Bandera, Notary Public 1 for the Federal District, which first notarial instrument (primer testimonio) is pending to be registered with the Telecommunications Registry and the Public Registry of Commerce due to its recent issuance, the Original Second Priority Mortgage was cancelled and terminated.

VI. Intention of the Parties. In accordance with the terms of the Indenture, the Pledgor is entering into this Agreement in order to create a first priority lien over the Pledged Assets in favor of the Pledgee, to secure in favor of the Secured Parties, the due and timely satisfaction and performance of the Secured Obligations.
Representations and Warranties
I. Pledgor hereby represents and warrants, through its legal representatives, that:
(a)
it is a sociedad anónima de capital variable duly organized and validly existing under the laws of Mexico, as evidenced in public deed 51,371, dated June 26, 1997, granted before Mr. Miguel Alessio Robles, Notary Public 19 of the Federal District, recorded in the Public Registry of Commerce of Federal District, under commercial folio number 226,109;

(b)	it has full legal capacity and sufficient authority (corporate, organizational or otherwise) to enter into, deliver and perform its obligations under this Agreement in accordance with its terms;
(c)	it is the sole, legal and beneficial owner of the Pledged Assets (as defined below);
(d) the Pledged Assets are free and clear of any Liens;
(e)
it does not require any authorization or approval (except for authorizations and approvals that have been duly and validly obtained and are in full force and effect on the date hereof) in order to execute this Agreement or to grant, perfect and maintain a perfected first priority security interest over the Pledged Assets, or to comply with or perform with the obligations assumed by it hereunder;

(f)
it has taken all necessary and required action (governmental, corporate or otherwise) to authorize the execution of this Agreement, the transactions contemplated hereby and the performance of its obligations hereunder;

(g)
the entering into and performance of this Agreement does not violate or constitute a breach under (i) any provision of its organizational documents or current by-laws (estatutos sociales); (ii) any Mexican law, regulation, circular, order or decree of any Governmental Authority; or (iii) any concession, permit or any contractual obligation of the Pledgor;

(h)
this Agreement is a legal, valid and binding obligation of the Pledgor, enforceable against the Pledgor in accordance with its terms, except as such enforceability may be delayed, limited or restricted by applicable concurso mercantil, quiebra, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally;

(i)
as of the date hereof, there is no pending and, to its knowledge, there is no threatened action, claim, requirement or proceeding before any court, governmental agency, arbitrator or jurisdictional entity that adversely affects or could adversely affect (i) the Pledged Assets; (ii) the ability of the Pledgor to perform its obligations hereunder; or (iii) the legality, validity or enforceability of this Agreement;

(j)
no event or circumstance known to the Pledgor has occurred on or prior to the date hereof that has or could reasonably be expected to have a material adverse effect on the ability of the Pledgor to perform its obligations in accordance with this Agreement;

(k)
the individual executing this Agreement in the name and on behalf of the Pledgor has sufficient power and authority (corporate, organizational or otherwise) to validly execute and deliver this Agreement on its behalf and to validly bind the Pledgor under the terms herein, as evidenced in public deed 63,941, dated May 26,2011, granted before Mr. Roberto Núñez y Bandera, Notary Public 1 for the Federal District, and that such powers, authority and authorizations have not been revoked, modified or limited in any manner;

(l)
it hereby irrevocably acknowledges and recognizes that the Pledgee is acting solely as an agent for the Secured Parties with all of the rights set forth in the Collateral Trust Agreement, and that it has all the authority of an attorney-in-fact of the Secured Parties, under the terms of the Collateral Trust Agreement and the other Transaction Documents, with authority for lawsuits and collections, acts of administration and acts of ownership, and with authority to consent and execute any amendments to this Agreement, including, without limitation, the authority for bringing suit on behalf of the Secured Parties against the Pledgor and, in such case, the Pledgor hereby further irrevocably acknowledges and agrees that it will not challenge or fail to recognize the legal capacity of the Pledgee as agent for the Secured Parties. The provisions of this representation shall not in any manner whatsoever restrict the exercise of the foreclosure rights (derechos de ejecución) under this Agreement by each of the Secured Parties pursuant of the Security Documents; and

(m)
in order to secure the due and timely payment and satisfaction of the Secured Obligations, it has agreed to create a first priority floating lien pledge over the Pledged Assets in favor and for the benefit of the Pledgee, on behalf and for the benefit of the Secured Parties, pursuant to the terms hereof; furthermore, the Pledgor represents that it acknowledges and understands the terms of the Indenture and the Notes and the amounts owed thereunder, and agrees that the security interest created hereby constitutes a lien securing payment of such amounts.

II. The Pledgee hereby represents and warrants, through its legal representative, that:
(a)	it is a national banking association duly organized and existing under the laws of the United States of America; and
(b)
its representative has all necessary power and corporate authorization to execute and deliver this Agreement on its behalf, and such powers and corporate authorizations have not been revoked or limited in any way, as evidenced in public deed 63,934, dated May 25, 2011, granted before Mr. Roberto Núñez y Bandera, Notary Public 1 for the Federal District.

NOW, THEREFORE, based on the Recitals and Representations and Warranties contained herein, the parties hereto agree as follows:
Clauses
First. Certain Defined Terms
(a) As used in this Agreement, the following terms shall have the following meanings:
“Accounts Receivable” means and includes, with respect to Pledgor, all accounts or instruments of the Pledgor, including, without limitation, all rights of the Pledgor to payment for goods sold or leased, or to be sold or leased, or for services rendered or to be rendered, however evidenced or incurred, and together with all returned or repossessed goods and all books, records, computer tapes, programs and ledger books arising therefrom or relating thereto, all whether now owned or hereafter acquired or arising.
“Agreement” means this Floating Lien Pledge Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Assumption Indenture” means that certain assumption indenture dated May 26, 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time), entered into by and among the Escrow Issuer, the Trustee, the Pledgor and the Initial Guarantors, pursuant to which the Pledgor and the Initial Guarantors agreed to fully and unconditionally guarantee, on a joint and several senior secured basis, to each holder of the Notes and the Trustee, the payment and performance of the Escrow Issuer’s obligations under the Escrow Indenture.
“Business Day” means any day except Saturday, Sunday and any other day in which the principal office of commercial banks located in New York City, United States of America or Mexico are authorized or required by law, regulation or decree to remain closed.
“Collateral Trust Agreement” has the meaning set forth in Recital IV of this Agreement.

“Collateral Trustee” has the meaning set forth in Recital IV of this Agreement.
“Commercial Code” means the Mexican Commercial Code (Codigo de Comercio).
“Concessions” means the Existing Concessions and any other concessions granted to the Pledgor, as the same may be amended, modified or supplemented from time to time.
“Default Notice” has the meaning specified in paragraph (a) of Clause Seventh.
“Dollars” or “US$” means the legal currency of the United States of America.
“Enlaces” means Enlaces Integra, S. de R.L. de C.V.
“Enlaces Pledge” means the partnership interests pledge agreement dated the date hereof entered into among the Pledgor, as pledgor, the Collateral Trustee, as pledgee, and Enlaces, pursuant to which the Pledgor created a first priority security interest over the partnership interests of the Pledgor in Enlaces.
“Equipment” means equipment and fixtures of the Pledgor, whether now owned or hereafter acquired, wherever located, including, without limitation, all machinery, furniture, furnishings, spare parts, repair parts, leasehold improvements, computer equipment, books and records, motor vehicles, forklifts, rolling stock, dies and tools used or useful in the Pledgor business operations.
“Escrow Indenture” has the meaning set forth in Recital III of this Agreement.
“Escrow Issuer” has the meaning set forth in Recital III of this Agreement.
“Event of Default” shall have the meaning assigned to the terms “Default” and “Event of Default” in the Indenture and the meaning assigned to the term “Secured Debt Default” in the Collateral Trust Agreement; provided, however, that for purposes of this Agreement, such term shall also include if any representation made by the Pledgor hereunder shall have been false or misleading in any material respect as of the date made or deemed made.
“Existing Concessions” has the meaning set forth in Recital I of this Agreement.
“Existing Satellites” has the meaning set forth in Recital I of this Agreement.
“Governmental Authority” means any national or federal government, any state, regional, local or other political subdivision thereof with jurisdiction and any individual or entity with jurisdiction exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government or quasi-governmental issues (including any court).
“Guarantors” means the Initial Guarantors and any other entity that becomes a guarantor of the Notes under the Indenture or otherwise.

“Indemnified Party” has the meaning specified in paragraph (f) of Clause Fourth of this Agreement.
“Indenture” means the Escrow Indenture, as supplemented by the Assumption Indenture.
“Initial Guarantors” means, collectively, Alterna’TV Corporation and Alterna’TV International Corporation.
“Instruments” means all certificated and uncertificated instruments, negotiable instruments, securities, all security entitlements, all securities accounts, commodity contracts and commodity accounts, including, without limitation, instruments and letters of credit evidencing, representing, arising from or existing in respect of, relating to, securing or otherwise supporting the payment of, any of the Accounts Receivable, whether now or hereafter owned or acquired by the Pledgor or in which the Pledgor now or hereafter has or acquires any rights.
“Intangibles” means all intangibles of the Pledgor, whether now existing or hereafter acquired or arising, including, without limitation, all royalties, tax refunds, rights to tax refunds and any and all other rights held by the Pledgor and all goodwill of the Pledgor associated therewith.
“Intellectual Property” means all intellectual and similar property of the Pledgor of every kind and nature hereafter acquired by the Pledgor, any inventions, designs, drawings, plans, diagrams, schematics and assembly and display materials relating thereto, patents and proprietary rights, patent licenses, trademarks, service marks, trademark licenses, trade names, copyrights, copyright licenses, royalties, domain names and domain name registrations, trade secrets, confidential or proprietary technical and business information, know-how or other data or information, programs, software and databases and all embodiments or fixations thereof and related documentation, registration and franchises licenses for any of the foregoing and all license rights, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.
“Inventory” means all inventory of the Pledgor, whether now owned or hereafter acquired, wherever located, including, without limitation, all goods of the Pledgor held for sale or lease or furnished or to be furnished under contracts of service, all goods held for display or demonstration, goods on lease or consignment, returned and repossessed goods, all raw materials, work-in-process, finished goods and supplies used or consumed in the Pledgor’s businesses, together with all documents, documents of title, dock warrants, dock receipts, warehouse receipts, bills of lading or orders for the delivery of all, or any portion, of the foregoing.
“Law” means the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito) of Mexico.

“Lien” means, with respect to any asset, any mortgage, encumbrance, pledge, trust agreement, lien, charge or other security interest of any kind, or any other type of preferential arrangement over or with respect to such asset that has the practical effect of creating a security interest, priority, preferential arrangement or other lien over such asset, as well as any other conditions, limitations or restrictions on ownership or any other options or preemptive rights of any kind, including, without limitation, any rights of first refusal or rights of first offer, over or with respect to such asset.
“Mexico” means the United Mexican States.
“Mortgage Agreement” means the mortgage agreement dated the date hereof entered into between the Pledgor, as mortgagor, and the Collateral Trustee, as mortgagee, pursuant to which the mortgagor created a first lien mortgage over the Mortgaged Assets.
“Mortgaged Assets” means the Orbital Concessions, the Satellites, and any other assets subject to the first priority mortgage created pursuant to the Mortgage Agreement.
“Notes” has the meaning set forth in Recital III of this Agreement.
“Orbital Concessions” has the meaning set forth in Recital I of this Agreement.
“Original First Priority Mortgage” has the meaning set forth in Recital I of this Agreement.
“Original Second Priority Mortgage” has the meaning set forth in Recital II of this Agreement.
“Permitted Transfer” means any transfer or disposition of the Pledged Assets by the Pledgor expressly permitted by the Indenture or any other document or agreement entered into in connection with or as permitted by the Indenture so long as such transfer or disposition is not in violation of the terms and conditions of the Indenture or such other documents or agreements.
“Person” means any individual or entity, trust, joint venture, partnership, corporation, Governmental Authority or any other entity of any nature whatsoever.
“Pesos” means the legal currency of Mexico.
“Pledgee” has the meaning specified in the preamble to this Agreement.
“Pledged Assets” means all of the following generically described personal property pledged by the Pledgor in favor of the Pledgee, wherever located, whether now existing or hereafter acquired or arising: (a) all Accounts Receivable; (b) all Inventory; (c) all Equipment; (d) all Intangibles; (e) all Instruments; (f) all Intellectual Property; (g) all cash, money, cash equivalents and goods; and (h) all products and/or proceeds of any and all of the foregoing, including, without limitation, insurance proceeds; which, pursuant to Article 354 of the Law, comprise all of the personal property used by the Pledgor to carry out its main activity; but excluding the Mortgaged Assets mortgaged under the Mortgage Agreement.

“Pledgor” has the meaning specified in the preamble to this Agreement.
“Property Concession” has the meaning set forth in Recital I of this Agreement.
“RUG” has the meaning specified in paragraph (b) of Clause Second of this Agreement.
“Satellites” means the Existing Satellites and any other satellites owned by the Company or in which the Company has an insurable interest.
“SCT” has the meaning set forth in Recital I of this Agreement.
“Secured Debt Documents” has the meaning assigned to such term in the Collateral Trust Agreement.
“Secured Debt Representative” has the meaning assigned to such term in the Collateral Trust Agreement.
“Secured Obligations” means, jointly or separately, as the context may require, and without duplication, (i) all amounts of any nature which the Pledgor, the Escrow Issuer or the Guarantors are, or may at any time become, liable (whether actually or contingently) to pay or deliver to the Collateral Trustee, for the benefit of the Secured Parties, or any Secured Party under, pursuant to, or arising out of the Indenture, the Notes, or any other Transaction Document; and (ii) Pledgor’s, the Escrow Issuer’s and the Guarantors’ covenants and obligations set forth in the Transaction Documents to which they are a party or by which they are bound.
“Secured Parties” shall have the meaning assigned to such term in the Collateral Trust Agreement.
“Security Documents” has the meaning assigned to such term in the Collateral Trust Agreement.
“Security Interest” has the meaning specified in paragraph (a) of Clause Second of this Agreement.
“Telecommunications Registry” has the meaning set forth in Recital I of this Agreement.
“Termination Notice” has the meaning specified in Clause Third of this Agreement.
“Transaction Documents” means this Agreement, the Indenture, the Notes, the Enlaces Pledge, the Mortgage Agreement, the Security Documents, the Secured Debt Documents and any other agreement, document or instrument related to the foregoing documents, together with all extensions, renewals, amendments, modifications and restatements thereof.

“Trustee” has the meaning set forth in Recital III of this Agreement.
(b) Usage. The definitions in this Clause First shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless otherwise expressly indicated, and all references in this Agreement to Clauses, sections, paragraphs and Exhibits shall be deemed to be references to Clauses, sections, paragraphs and Exhibits of this Agreement, unless the context shall otherwise require. As used herein and any certificate or other document made or delivered pursuant hereto, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings); (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, capital stock, securities, revenues, accounts, leasehold interests and contract rights; (iv) references to agreements shall, unless otherwise specified, be deemed to refer to such agreements as amended, supplemented, restated or otherwise modified from time to time; and (v) references to any statute, law or regulation shall be deemed to include any amendments thereto from time to time or any successor statute, law or regulation thereof.
Second. Pledge; Security Interest.
(a) In accordance with Title II, Chapter IV, Section VII (Título II, Capítulo IV, Sección VII) of the Law, the Pledgor hereby grants an unconditional and irrevocable first priority floating lien pledge (prenda sin transmisión de posesión) and security interest (the “Security Interest”) to the Pledgee, for the benefit of the Secured Parties, in and to the Pledged Assets now or hereafter owned or acquired by the Pledgor or in which the Pledgor now or hereafter has or acquires any right or interest, wherever located and with everything that corresponds thereto by law or in fact, as collateral security for the due and timely payment, performance and satisfaction when due (whether at stated maturity, by acceleration or otherwise) of any and all of the Secured Obligations.
(b) For purposes of perfecting the Security Interest over the Pledged Assets pursuant to Article 366 of the Law, the Pledgor hereby covenants and agrees that, on the date of this Agreement, it shall (i) through a Mexican notary public (notario público), file this Agreement for registration in the Mexican Registro Único de Garantías Mobiliarias (“RUG”) and (ii) provide to the Pledgee the bill of registration (boleta) evidencing that this Agreement has been duly recorded in the RUG. For such purposes, the Pledgor and the Pledgee hereby instruct the notary public before which this Agreement is hereby ratified to carry out any and all activities that may be necessary to obtain the registration of this Agreement in the RUG on the date hereof.

(c) The Pledgor hereby agrees to file this Agreement for registration before the Mexican Institute of Intellectual Property in the files of any Intellectual Property owned by the Pledgor on the date hereof and to provide evidence to the Pledgee that this Agreement has been duly recorded therein within 60 (sixty) Business Days following the date hereof. In addition, when the Pledgor acquires any other Intellectual Property, the Pledgor hereby agrees to file this Agreement for registration in the corresponding file before the Mexican Institute of Intellectual Property and to provide evidence to the Pledgee that this Agreement has been duly recorded therein within a period of 60 (sixty) Business Days from the date on which such event occurs.
Third. Continuing Security Interest. The Security Interest shall be continuing and shall (i) remain in full force and effect until all of the Secured Obligations have been paid pursuant to the Indenture and the other Transaction Documents; (ii) be binding upon the Pledgor and its successors and assigns; and (iii) inure to the benefit of and be enforceable by the Pledgee, acting in the name and on behalf of the Secured Parties, and their respective successors and assigns; provided, however, that upon the transfer of any Pledged Assets pursuant to the terms and subject to the conditions set forth in Clause Fifth, unless an Event of Default has occurred and continues, the Security Interest over such Pledged Assets shall cease, and the Pledgee shall execute all documents provided to it which are reasonably requested in writing by the Pledgor at the Pledgor’s sole expense in order to release the relevant Pledged Assets from the Security Interest created under this Agreement. As soon as is reasonably practicable, following a written request from the Pledgor, the Pledgee, within the next 5 (five) Business Days following the receipt of the written request from the Pledgor and provided that the Pledgee has received written confirmation from the Secured Debt Representative that all of the Secured Obligations shall have been duly satisfied, fulfilled and discharged in full in accordance with the Indenture and the other Transaction Documents, shall deliver to the Pledgor a termination notice (the “Termination Notice”) substantially in the form attached hereto as Exhibit “A”, who shall present such Termination Notice to the RUG. Upon delivery of the Termination Notice by the Pledgee to the Pledgor as herein contemplated, this Agreement shall terminate and the Security Interest shall cease, terminate and be released. The Pledgor shall be responsible for the payment of any and all costs, expenses or fees related to the cancellation of the Security Interest contemplated in this Agreement.
Fourth. Covenants of the Pledgor.
(a) So long as this Agreement is in effect, the Pledgor covenants and agrees that it (i) shall not create, incur, assume or permit to exist any Lien in favor of, or any claim of any Person with respect to, any of the Pledged Assets, whether now owned or hereafter acquired, except for the Security Interest or as permitted by the Indenture or the other Transaction Documents; (ii) shall not sell, transfer, assign, pledge, deliver, transfer in trust, grant, usufruct or otherwise dispose of, or grant any option with respect to, any such Pledged Assets, except for a Permitted Transfer; (iii) shall execute and deliver all documents and do such things relating to the Security Interest in order to protect and maintain the Security Interest and to protect and preserve the Pledged Assets and pay all costs arising from or in connection therewith; and (iv) shall pay any and all taxes, assessments and other charges of any nature which may be imposed, levied or assessed against or with respect to the Pledged Assets, except for those taxes that are contested in good faith.

(b) The Pledgor hereby expressly and irrevocably agrees to maintain the Security Interest in favor of the Pledgee in respect of all Pledged Assets pursuant to the terms of this Agreement and hereby expressly, irrevocably and unconditionally waives to exercise any and all rights set forth in Article 358 of the Law without the prior written consent of the Pledgee.
Fifth. Pledged Assets.
(a) Use and Transfer of Pledged Assets. Pursuant to the provisions of Article 356 of the Law, to the extent that the Pledgee has not delivered a Default Notice to the Pledgor, the Pledgor shall be entitled to (i) use the Pledged Assets in compliance with the Indenture and the other Transaction Documents; (ii) transfer or otherwise dispose of its Pledged Assets only in a Permitted Transfer; provided, however that the proceeds or assets received by the Pledgor in consideration of any such Permitted Transfer shall become part of the Pledged Assets unless the Indenture or the other Transaction Documents otherwise provide; and (iii) collect and receive any and all payments, distributions or any other consideration arising from or relating to the Pledged Assets, in each case, only to the extent that any such action does not result (or could not reasonably be expected to result) in a violation, breach of or a conflict with the terms and conditions of the Indenture or the other Transaction Documents. In consideration for any Permitted Transfer of any of the Pledged Assets: the Pledgor shall immediately, but in any event no later than 5 (five) Business Days after the Pledgee has made such request in writing, provide to the Pledgee any and all reasonable information regarding the Pledged Assets requested from time to time by the Pledgee. Following the occurrence and continuance of an Event of Default, all rights of the Pledgor under this section (a) shall automatically cease, and the Pledgee may follow the foreclosure procedure set forth in Clause Seventh.
(b) Location of Pledged Assets. Pursuant to Article 357 of the Law, the parties hereby agree that the Pledged Assets shall be maintained at the location or locations where the Pledgor carries out its main activities in the ordinary course of business.
(c) Visitation Rights. Pursuant to Article 362 of the Law, the Pledgee and its agents may enter any places of business of the Pledgor during normal business hours with at least 2 (two) Business Days prior written notice to the Pledgor (except in cases of emergency or if an Event of Default exists and continues, in which case such advance notice will not be required but Pledgee shall give the Pledgor notice as soon as reasonably practicable) to inspect the Pledged Assets and the Pledgor’s books and records relating to the Pledged Assets, at the expense of the Pledgor. In making such entry and inspection, Pledgee agrees to use reasonable efforts to minimize disturbance to the Pledgor (unless an Event of Default has occurred and is continuing). During such visits, the Pledgee and its agents shall have access, at all reasonable times and conditions, to the Pledged Assets, including, without limitation, all books, records, journals, orders, receipts and any correspondence or other data relating to the Pledged Assets and to the Pledgor’s business. Pledgor shall cooperate with the Pledgee on these inspections and visits.

(d) Insurance. In case the Pledgor acquires insurance over any of the Pledged Assets, any insurance policies with respect to such Pledged Assets shall be issued in favor of the Pledgee as loss payee and as an additional insured (with waiver of subrogation) thereunder, and shall comply with all applicable requirements of the Indenture, and Pledgor shall deliver to Pledgee copies of such insurance policies as soon as practicable, but in any event within a period of 20 (twenty) Business Days following the execution date of this Agreement (in case of existing insurance policies), or in case of new or additional insurance policies as soon as practicable, but in any event within a period of 20 (twenty) Business Days as of the date such new or additional insurance is contracted by Pledgor. Any insurance proceeds shall be part of the Pledged Assets and shall be applied as set forth in the Indenture and the other Transaction Documents.
(e) Liability with Respect to Pledged Assets. The Pledgor shall be liable for any claim, action, obligation, damage, loss, liability, cost, expense, including taxes, arising from or in connection with the Pledged Assets.
(f) Indemnity. The Pledgor hereby covenants and agrees to protect, indemnify, reimburse, defend and hold the Pledgee and its affiliates, and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”), free and harmless, at Pledgor’s sole cost and expense, from and against any and all liabilities, losses, suits, proceedings, penalties, judgments, Liens, assessments, claims, damages, out-of-pocket costs, disbursements and expenses and fees of any kind (including, without limitation, fees and expenses of its attorneys and agents) incurred, which may at any time be imposed upon, incurred by or asserted against any Indemnified Party, arising from or in connection with or by reason of (including, without limitation, in connection with any litigation or proceeding or preparation of a defense in connection therewith) (i) the execution, delivery and performance of this Agreement, any amendment thereto and any of the transactions contemplated therein; (ii) the perfection and maintenance of the Security Interest created hereby; (iii) the exercise of any of the rights derived from or in connection with the Pledged Assets; and (iv) the exercise by the Pledgee of any rights under and pursuant to this Agreement, but excluding any such liabilities, losses, suits, proceedings, penalties, judgments, Liens, assessments, claims, damages, costs, disbursements, expenses and fees incurred by reason of gross negligence or willful misconduct by, the Pledgee, as determined by a court of competent jurisdiction in a final and non-appealable judgment. Notwithstanding anything herein to the contrary, the rights, protections, immunities and indemnities afforded to the Pledgee under the Collateral Trust Agreement, shall be incorporated in this Agreement as though explicitly set forth herein.

Sixth. Events of Default.
(a) Upon the existence and continuance of an Event of Default and the delivery of a Default Notice by the Pledgee to the Pledgor (i) each and every right of the Pledgor under paragraph (a) of Clause Fifth will automatically terminate (except as expressly provided in the relevant Default Notice); and (ii) if applicable, any and all rights relating to or in connection with the Pledged Assets shall be subsequently exercised exclusively by the Pledgee.
(b) The Pledgor shall notify the Pledgee in writing, as soon as practicable, but in any event within 2 (two) Business Days following the date on which the Pledgor becomes aware of the occurrence and continuance of any event that constitutes, or after notice or passage of time or both would constitute, an Event of Default.
Seventh. Foreclosure Procedure.
(a) Upon delivery of a notice by the Pledgee to the Pledgor (such notice, a “Default Notice”) certifying that an Event of Default has occurred, is continuing and the cure period set forth in the Indenture for such Event of Default, if any, has elapsed, as notified in writing to the Pledgee, the Pledgor hereby expressly and irrevocably authorizes the Pledgee to initiate the foreclosure of the Pledged Assets as contemplated herein. The Default Notice shall be delivered to the Pledgor substantially in the form of a notice attached hereto as Exhibit “B”.
(b) Upon receipt of the Default Notice, the Pledgor shall have a period of 5 (five) Business Days to deliver physical possession and/or make available (poner a disposición) to the Pledgee (or to the Person appointed by the Pledgee for such purposes) all the Pledged Assets, before the presence of a Mexican notary public who will be in charge of preparing a detailed inventory of the Pledged Assets so delivered or made available, without any prejudice to the rights of the Pledgee under Article 1414 bis 3 of the Commercial Code, and the Pledgee shall be entitled to initiate the foreclosure of the Pledged Assets and commence an extra-judicial or judicial foreclosure procedure, as the case may be, pursuant to Book V, Title III Bis, Chapters I and/or II, as the case may be, of the Commercial Code, in order to seek payment of the Secured Obligations and to pursue the delivery and physical possession of the Pledged Assets through any such procedure.
(c) Pursuant to Article 1414 bis and 1414 bis 17 of the Commercial Code and Articles 361, 362 and 363 of the Law, the parties hereby agree that, for purposes of appraising the Pledged Assets, the Pledgor hereby expressly and irrevocably authorizes the Pledgee, at the sole expense of the Pledgor, to obtain an appraisal of the Pledged Assets from an authorized Mexican banking institution (institución de crédito) designated by the Pledgee, which designation shall be notified to the Pledgor by the Pledgee. The Pledgee shall have no liability in respect of the appraisal of the Pledged Assets by such authorized Mexican banking institution.
(d) The Pledgor shall take any and all actions and/or initiate any and all proceedings that may be necessary or convenient, in the Pledgee’s sole discretion, to facilitate the foreclosure and transfer of the Pledged Assets. The Pledgor agrees to do or cause to be done all such other acts as may be necessary or convenient to expedite such sale or sales of all or any portion of the Pledged Assets, and to execute and deliver such documents and take such other action as the Pledgee deems necessary or advisable so that such sale may be in compliance with applicable law.

(e) Due to the fact that some of the Secured Obligations are monetary obligations denominated in Dollars or in another foreign currency and payable outside of Mexico, in order to satisfy such Secured Obligations, any and all amounts in Pesos that are received by the Pledgee shall be, in the case of Secured Obligations that must be discharged in foreign currency exchanged by the Pledgee in a foreign exchange transaction into Dollars or the applicable optional currency with the financial institution selected by the Pledgee, at the most favorable exchange rate that such financial institution may offer at that time, and the currency so exchanged shall be applied by the Pledgee to the payment of such Secured Obligations pursuant to the provisions of the Indenture or the other Transaction Documents. The Pledgee shall have no liability in respect of the spot exchange rates offered by such financial institutions (which may be the Pledgee or an affiliate thereof).
(f) All distributions and amounts in the event payable to Pledgee pursuant to this Agreement or any of the Secured Obligations shall be payable at the address of the Pledgee as described in Clause Twelfth of this Agreement. All amounts payable to Pledgee by the Pledgor shall be made in Dollars.
Eighth. Capacity of Collateral Trustee. The Pledgor (i) hereby expressly and irrevocably acknowledges that the Pledgee, in its capacity as Collateral Trustee, has all necessary appointments, legal capacity and authority to act in the name and on behalf of the Secured Parties for all matters arising from or relating to this Agreement and (ii) hereby expressly and irrevocably waives its rights to carry out any action challenging the legal existence, appointments, legal or other capacity and authority of the Pledgee to act in the name and on behalf of the Secured Parties for all matters arising from, or relating to, this Agreement.
Ninth. Taxes and Expenses.
(a) The Pledgor shall pay to the Pledgee upon demand an amount equal to all costs, losses, expenses and other liabilities on a full indemnity basis (including legal fees and expenses on a full indemnity basis and goods and services and similar taxes thereon and those of Pledgee’s agents) incurred or sustained by the Pledgee or any other Secured Party in connection with (i) the negotiation, preparation, execution, registration, delivery, administration and release of this Agreement (in accordance with the terms of the Collateral Trust Agreement); (ii) the exercise, enforcement or preservation, or attempted exercise, enforcement or preservation, of any right under this Agreement, or in suing for or recovering any amounts under this Agreement; and (iii) the granting of any waiver or consent under, or the giving of any variation or release of, this Agreement.
(b) The Pledgor shall pay all stamp, documentary, transaction, registration, excise, property and other like duties and taxes (including fines, interest and penalties), if any, which may be payable or determined to be payable in connection with the execution, delivery, registration, performance, exercise of any right under, or enforcement or variation of, this deed, and shall indemnify each Secured Party against all liabilities with respect to, or resulting from, any delay or omission to pay any such duties or taxes.

Tenth. Assignments. The rights and obligations arising from this Agreement may not be assigned or transferred by the Pledgor or the Pledgee to any third party without the prior written consent of the other party; provided, however, that the Pledgee may assign or transfer, in whole or in part, its rights and obligations hereunder without the prior consent of the Pledgor to the assignee or transferee of the Pledgee under the Collateral Trust Agreement.
Eleventh. Amendments. This Agreement may not be changed, amended or modified except in a writing expressly intended for such purpose and executed by the Pledgor and the Pledgee. The Pledgee shall not be obligated to enter into any amendment, waiver or alteration that affects the Pledgee’s own rights, duties, immunities or indemnities under the Collateral Trust Agreement or otherwise.
Twelfth. Notices. Any notice or communication by the Pledgor or the Pledgee to each other is duly given if in writing, in both English and Spanish languages, and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address.
If to the Pledgor:
Satélites Mexicanos, S.A. de C.V.
Avenida Paseo de la Reforma número doscientos
veintidos, pisos veinte y veintiuno, colonia Juárez, delegación Cuauhtémoc,
Distrito Federal, México, código postal 06600
Tel.: (55) 2629 5851
Fax: (55) 2629 5892
Attention: Pablo Manzur Bernabeu
If to the Pledgee:
Wells Fargo Bank, National Association
45 Broadway, 14th Floor
New York, New York 10006
Fax: 212-515-1589
Attention: Corporate Trust Services
                 Administrator for Satmex
All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; 5 (five) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Thirteenth. Exhibits and Captions. All documents attached hereto or to which reference is made herein are hereby incorporated by reference into, and shall be deemed a part of, this Agreement. The captions and headings contained in this Agreement are for convenience only and shall in no way define, limit or describe the scope or intent (or otherwise affect the interpretation) of any provision of this Agreement.
Fourteenth. Further Assurances. The Pledgor, at the request of the Pledgee, agrees to promptly execute and deliver or cause to be executed and delivered to the Pledgee, any and all documents, instruments and agreements deemed necessary or convenient by the Pledgee to give effect to or carry out the terms or intent of this Agreement, including, without limitation, to protect and maintain the Security Interest and to protect and preserve the Pledged Assets, and pay all reasonable and documented out-of-pocket costs and expenses arising from or in connection therewith.
Fifteenth. Jurisdiction; Governing Law. For all matters relating to the interpretation and fulfillment of this Agreement, the parties hereto expressly and irrevocably submit to the applicable laws of Mexico, and to the jurisdiction of the competent courts sitting in Mexico, Federal District, Mexico, and the parties hereby expressly and irrevocably waive their rights to any other jurisdiction to which they may be entitled to by reason of their present or any future domiciles, or for any other reason.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on this 26th day of May, 2011.

The Pledgor:		The Pledgee:

Satélites Mexicanos, S.A. de C.V.		Wells Fargo Bank, National Association, not in its individual capacity, but solely in its capacity as Collateral Trustee

/s/ Pablo Manzur Bernabeu		/s/ Rodrigo Castelazo de la Fuente

Name:	Pablo Manzur Bernabeu	Name:	Rodrigo Castelazo de la Fuente
Title:	Attorney-in-fact	Title:	Attorney-in-fact

Exhibit “A”
Floating Lien Pledge Agreement
Form of Termination Notice
[DATE]
Satélites Mexicanos, S.A. de C.V.
[ADDRESS]
Attention: [•]
This Termination Notice is delivered pursuant to Clause Third of the Floating Lien Pledge Agreement dated [•], 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), entered into by and between Satélites Mexicanos, S.A. de C.V., as pledgor, and Wells Fargo Bank, National Association, not in its individual capacity but solely in its capacity as Collateral Trustee pursuant to the Collateral Trust Agreement (as such term is defined in the Agreement), on behalf and for the benefit of the Secured Parties (as such term is defined in the Agreement), as pledgee. Capitalized terms used and not otherwise defined herein, shall have the meaning ascribed to such terms in the Agreement.
By means of this Termination Notice, the undersigned, acting as Pledgee under the Agreement, hereby notifies you that the Collateral Trustee has received notice from the Secured Debt Representative that all the Secured Obligations have been duly satisfied, fulfilled and discharged in full in accordance with the Indenture and other Transaction Documents and, therefore, the Agreement is hereby terminated, and the Security Interest created thereby is hereby terminated and released and the termination and release of the Security Interest shall be reflected in the RUG and the Mexican Institute of Intellectual Property, as applicable.
Sincerely,
Wells Fargo Bank, National Association, not in its individual capacity, but solely as Collateral Trustee

By:

	Name:	[_____]
	Title:	Attorney-in-Fact

Exhibit A-1

Exhibit “B”
Floating Lien Pledge Agreement
Form of Default Notice
[DATE]
Satélites Mexicanos, S.A. de C.V.
[ADDRESS]
Attention: [•]
This Default Notice is delivered pursuant to paragraph (a) of Clause Seventh of the Floating Lien Pledge Agreement dated [•], 2011 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), entered into by and between Satélites Mexicanos, S.A. de C.V., as pledgor, and Wells Fargo Bank, National Association, not in its individual capacity but solely in its capacity as Collateral Trustee pursuant to the Collateral Trust Agreement (as such term is defined in the Agreement), on behalf and for the benefit of the Secured Parties (as such term is defined in the Agreement), as pledgee. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.
By means of this Default Notice and pursuant to paragraph (a) of Clause Seventh of the Agreement, the undersigned hereby notifies you that the Collateral Trustee has received notice from the Secured Debt Representative (as such term is defined in the Collateral Trust Agreement) that the following Event of Default has occurred and is continuing:
[include a description of the Event of Default]
By virtue of the foregoing, you are hereby notified that:
(a) Upon receipt of this Default Notice, the Pledgor shall have a period of 5 (five) Business Days to deliver physical possession and/or make available (poner a disposición) to the [Pledgee] [Include name of Person designated by Pledgee for such purpose] all of the Pledged Assets, before a Mexican notary public, who shall prepare a detailed inventory of the Pledged Assets so delivered, without any prejudice to the rights of the Pledgee pursuant to Article 1414 bis 3 of the Commercial Code.
(b) The Pledgee may proceed with the foreclosure of the Pledged Assets and commence an extra-judicial or judicial foreclosure procedure, as the case may be, pursuant to Book V, Title III Bis, Chapters I and/or II, as the case may be, of the Commercial Code, in order to seek payment of the Secured Obligations.
Sincerely,
Wells Fargo Bank, National Association, not in its individual capacity but solely as Collateral Trustee

By:

	Name:	[•]
	Title:	[•]